UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 20, 2019

Trillion Energy International Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55539	47-4488552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Turan Gunes Bulvari, Park Oran Ofis Plaza, 180-y, Daire:54, Kat:16, 06450, Oran, Cankaya, Ankara, Turkey	06450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	+90 312 441 80 02

Suite 700, 838 West Hastings Street, Vancouver

British Columbia, Canada V6C 0A6

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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Explanatory Note

Management is filing the amendment to correct an addition error on the Form 8-k filed.

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ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Issuance of Long-term Promissory Notes

On September 30, 2019, we issued three long-term unsecured promissory notes to three (3) lenders in the aggregate principal amounts of $280,239.92 and GBP£130,252.83 (the “Long-Term Notes”). The Long-Term Notes bear interest, in arrears, on the outstanding principal balance at a rate per annum equal to 12% and are due and payable on April 1, 2021. We issued the Long-Term Notes in exchange for cancellation of three current notes payable totaling US $439,148.37.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Option Grants and Restricted Stock Unit Issuances

On September 20, 2019 our Board approved the grant of 3,800,000 stock options to seven directors, officers and consultants of our company. The stock options have an exercise price of CDN$0.15 per share of common stock and expire on September 19, 2024, having a term of five years.

In addition, also on September 20, 2019 our Board approved the issuance of 585,000 restricted stock units (consisting of shares of common stock) to six directors, officers and consultants of our company, as compensation for their services provided to the company.

Debt Settlement

The company has entered into agreements for a private placement of shares of common stock in settlement of outstanding debts owed by the company in the collective amount of US$339,343 on September 30, 2019 at a price of $0.10 per unit. In settlement of such debts we have agreed to the issuance of 3,393,430 shares of common stock, with each common share having ½ of one share purchase warrant attached, resulting in the issuance of 1,696,715 share purchase warrants. Each whole share purchase warrant is exercisable for a period of 24 months at an exercise price of US$0.30 per share of common stock.

Private Placements

On October 4, 2019 we entered into a private placement for the issuance of 76,923 shares of common at an issuance price of US$0.10 per share, in consideration for CND$10,000. Each common share has ½ of one share purchase warrant attached, resulting in the issuance of 38,462 share purchase warrants. Each whole share purchase warrant is exercisable for a period of 24 months at an exercise price of US$0.30 per share of common stock.

On September 30, 2019, we issued convertible debentures in the aggregate amount of US$163,000 to two (2) investors. The convertible debentures carry an interest rate of ten percent (10%) per annum, are due two (2) years from the date of issuance and are convertible at the investors’ discretion into units, with each unit consisting of one share of our common stock and one share purchase warrant, at US$0.12 per unit. Each share purchase warrant is exercisable into one additional share of common stock as an exercise price of $0.20 per warrant, for a period of two years.

We issued the above options, RSU/common shares, debt settlement shares and warrants, and private placement shares and debentures to twelve (12) non-US persons (as that term is defined in Regulation S of the Securities Act of 1933), in offshore transactions relying on Regulation S of the Securities Act of 1933, as amended.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Appointment of Director

Effective September 20, 2019, Kubilay Yildrim was appointed to serve as a director on the Board of Directors of the company. Mr. Yildrim is currently the General Manager of our operations in Turkey, where he has served in such a position for over 10 years. Kubilay Yildrim joins incumbent directors Arthur Halleran, Barry Wood and David Thompson, increasing the number of directors on the Board to four.

Kubilay Yildrim - Director and General Manager (Turkey) – Age 44

Mr. Yildirim has over the past 22 years had hands on experience in drilling, production, seismic acquisition, logistics and project management for both onshore and offshore projects in Turkey. He has spent most of career with this company and its predecessor companies: Madison, Toreador and Tiway. He has also been involved in sales and divestitures of assets and has taken on significantly more managerial positions until being promoted to General Manager in 2009. Mr. Yildirim has a degree in Petroleum and Natural Gas Engineering from Middle East Technical University and an MBA from Bilgi University in Istanbul.

There have been no transactions between our company and Kubilay Yildrim since our last fiscal year which would be required to be reported herein, with the exception of 300,000 stock options and 80,000 restricted stock units that have been granted to Mr. Yildrim, as disclosed under Item 3.02 herein. There are no family relationships among our directors or executive officers.

ITEM 8.01	OTHER EVENTS

Executive and head offices moved to Turkey

The company has determined that it will move its executive offices to its regional offices in Ankara, Turkey, effective September 30, 2019. The company has based its head office for European operations in Ankara, Turkey proximate to its operating oil and gas fields in the region, since 2018. Given our future plans for operations are primarily focused on oil and gas opportunities in Turkey, the recent appointment of Mr. Yildrim as a director, most employees and operations are in Turkey, as well as other considerations, we made the decision to relocate executive offices to Turkey. We will continue to maintain our office in Vancouver, British Columbia for accounting and limited administrative purposes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trillion Energy International Inc.

Arthur Halleran
President and Chief Executive Officer

Date:	October 17, 2019